EXHIBIT 99.1

   The Middleby Corporation Reports Record Fourth Quarter Results

    ELGIN, Ill.--(BUSINESS WIRE)--March 8, 2007--The Middleby Corporation (NASDAQ:MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported record net sales and earnings for the fourth quarter ended December 30, 2006. Net earnings for the fourth quarter were $11,059,000 or $1.34 per share on net sales of $98,294,000 as compared to the prior year fourth quarter net earnings of $7,233,000 or $0.88 per share on net sales of $76,930,000. Net earnings for the fiscal year ended December 30, 2006 were $42,377,000 or $5.13 per share on net sales of $403,131,000 as compared to net earnings of $32,178,000 or $3.98 per share on net sales of $316,668,000 in the prior year.

    Fourth Quarter Financial Highlights

    -- Net sales rose 27.8% in the fourth quarter. The net sales increase in the fourth quarter reflects the impact of acquisitions, which accounted for 14.5% of sales growth for the quarter. Excluding acquisitions, sales rose 13.3% in the fourth quarter, resulting from new product sales and continued growth in restaurant chain business.

    -- Operating income increased by 53.2% to $20,453,000 from $13,348,000, reflecting the benefit of increased sales. As a percentage of sales, operating income increased to 20.8% from
        17.4 % in the prior year, reflecting the impact of increased operating leverage on higher sales levels. Operating margins also improved from 20.4% in the third quarter of 2006 reflecting continued improvements in profitability resulting from integration initiatives associated with the Alkar RapidPak business unit acquired in December 2005.

    -- The company began expensing stock options during the first quarter of 2006 as a result of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 123r: "Accounting for Stock Based Compensation", resulting in an increase to general and administrative expenses of $238,000 and $1,081,000 during the 2006 fourth quarter and full year, respectively. The corresponding reduction to net earnings amounted to $168,000 or $0.02 per share for the quarter and $754,000 or $0.09 per share for the entire year. No such expense was recorded during the comparative periods in 2005.

    -- Net interest expense increased to $1,487,000 in the fourth quarter as compared to $1,374,000 in the prior year quarter as increased interest rates offset the favorable impact of reduced debt levels.

    -- Operating cash flows were utilized to reduce total debt by $14,427,000 during the fourth quarter to $82,802,000 as compared to $97,229,000 at the end of the third quarter of 2006 and $121,595,000 at the beginning of the year. The net reduction in debt for the year is inclusive of approximately $8.6 million of debt incurred to fund the acquisition of Houno, which was completed during the third quarter of 2006.

    Selim A. Bassoul Chairman and Chief Executive Officer said, "We were pleased with the results of the fourth quarter of 2006 and the full year. We realized sales and earnings growth at each of our brands for the quarter and the year. We introduced numerous new and innovative products which contributed to this growth. As we move into 2007, we remain excited about the pipeline of new products focused on speed of cooking, energy savings, and automation."

    Mr. Bassoul further commented, "We were also pleased with the continuing progress made at our acquisitions. In 2006, we realized significant improvement in profitability at our Alkar Rapidpak business unit acquired in December 2005. We have more than doubled the operating margins at Alkar Rapidpak during the first year and are on track with our profitability targets at this division."

    Mr. Bassoul continued, "We also made progress at our most recent acquisition, Houno A/S, which we acquired late in the third quarter of 2006. The acquisition enables Middleby to further advance its cooking technologies and expand its product offerings in the growing combi-oven market, a market which exceeds $400 million worldwide. At this unit, we are focused on completing development of a new line of combi-ovens which are due to be released in the second half of 2007."

    Mr. Bassoul concluded, "We also recently announced the acquisition of Jade Products Company from Maytag Corporation. This acquisition, due to close on April 2, 2007, further strengthens Middleby's position in ranges and ovens with a leading industry brand. As we progress into 2007, we will continue to pursue acquisitions of leading brands and technologies in the commercial foodservice and food processing industries."

    Conference Call

    A conference call will be held at 11:00 a.m. Eastern time on Friday, March 9 and can be accessed by dialing (800) 367-5339 and providing conference code 1998398 or through the investor relations section of The Middleby Corporation website at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (800) 642-1687 and providing code 1998398. A transcript of the call will also be posted to the company's website.

    Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include volatility in earnings resulting from goodwill impairment losses; variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; protection of trademarks, copyrights and other intellectual property; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

    The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for cooking and food preparation in commercial restaurants, institutional kitchens and food processing operations throughout the world. The company's leading equipment brands include Alkar(R), Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), Houno(R), MagiKitch'n(R), Middleby Marshall(R), Nu-Vu(R), Pitco Frialator(R), RapidPak(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace. Middleby's international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.

    For further information about Middleby, visit www.middleby.com.


                       THE MIDDLEBY CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
----------------------------------------------------------------------
           (Amounts in 000's, Except Per Share Information)
                             (Unaudited)

                       Three Months Ended         Fiscal Year Ended
                   4th Qtr, 2006 4th Qtr, 2005    2006        2005
                   ------------- ------------- ----------- -----------
Net sales               $98,294       $76,930    $403,131    $316,668
Cost of sales            59,243        47,411     246,254     195,015
                   ------------- ------------- ----------- -----------

    Gross profit         39,051        29,519     156,877     121,653

Selling &
 distribution
 expense                  9,470         8,109      40,371      33,772
General &
 administrative
 expense                  9,128         8,062      39,605      29,909
                   ------------- ------------- ----------- -----------

    Income from
     operations          20,453        13,348      76,901      57,972

Interest expense
 and deferred
 financing
 amortization, net        1,487         1,374       6,932       6,437
Other expense, net          126            90         161         137
                   ------------- ------------- ----------- -----------

    Earnings before
     income taxes        18,840        11,884      69,808      51,398

Provision for
 income taxes             7,781         4,651      27,431      19,220
                   ------------- ------------- ----------- -----------

    Net earnings        $11,059        $7,233     $42,377     $32,178
                   ============= ============= =========== ===========


Net earnings per
 share:

    Basic                 $1.44         $0.96       $5.54       $4.28
                   ============= ============= =========== ===========

    Diluted               $1.34         $0.88       $5.13       $3.98
                   ============= ============= =========== ===========
Weighted average
 number shares:

    Basic                 7,688         7,559       7,643       7,514
                   ============= ============= =========== ===========

    Diluted               8,263         8,193       8,259       8,093
                   ============= ============= =========== ===========



                       THE MIDDLEBY CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
                          (Amounts in 000's)
                             (Unaudited)

                                                Dec. 30,    Dec. 31,
                                                  2006        2005
                                               ----------- -----------
 ASSETS

Cash and cash equivalents                          $3,534      $3,908
Accounts receivable, net                           51,580      38,552
Inventories, net                                   47,292      40,989
Other current assets                                3,289       4,513
Prepaid taxes                                       2,385       3,354
Deferred tax assets                                10,851      10,319
                                               ----------- -----------
    Total current assets                          118,931     101,635

Property, plant and equipment, net                 28,534      25,331

Goodwill                                          101,258      98,757
Other intangibles                                  35,306      35,498
Other assets                                        2,249       2,697
                                               ----------- -----------

    Total assets                                 $286,278    $263,918
                                               =========== ===========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt              $16,838     $13,780
Accounts payable                                   19,689      17,576
Accrued expenses                                   70,892      62,689
                                               ----------- -----------
    Total current liabilities                     107,419      94,045

Long-term debt                                     65,964     107,815
Long-term deferred tax liability                    5,867       8,207
Other non-current liabilities                       6,455       5,351

Shareholders' equity                              100,573      48,500
                                               ----------- -----------

    Total liabilities and shareholders' equity   $286,278    $263,918
                                               =========== ===========


    CONTACT: The Middleby Corporation
             Darcy Bretz, Investor and Public Relations, 847-429-7756 or
             Timothy FitzGerald, Chief Financial Officer, 847-429-7744